 North America Structured Investments  7yr Step-Up Autocallable Contingent Buffered Equity Note linked to SPX/RTY  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer:  Minimum Denomination:Underlying:  Upsize Leverage Factor:  JPMorgan Chase Financial Company LLC.$1,000  S&P 500 Index and Russell 2000 Index200%  Hypothetical Examples of Amounts UponAutomatic Call or at Maturity**  Total Return at  Contingent Buffer Amount: 50%  Call Review Dates: Annual  Pricing Date: June 30, 2017  Maturity Date: July 2, 2024  CUSIP: 46647MGA5  Preliminary Term Sheet: http://sp.jpmorgan.com/document/cusip/46647MGA5doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which will likely be lower than the priceyou paid for the CDs, please see the hyperlink above.  Index Return at Review Date  40.00%  15.00%  Total Return if Total Return at Total Return at  Called at First Third Review Final Review  Review Date* Date* Date*  8.00% 24.00% N/A  8.00% 24.00% 48.00%  Maturity if notAutomatically  Called  80.00%  50.00%  Automatic Call  If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its CallValue for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note,equal to (a)$1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call  Settlement Date. No further payments will be made on the notes.  7.50% 8.00% 24.00% N/A 30.00%  2.50% 8.00% N/A N/A 5.00%  0.00% N/A N/A N/A 0.00%  Review Date  Call Value  Call Premium*  -5.00%  N/A  N/A  N/A  0.00%  First  102.5%  At least 8.00%  Second  105.0%  At least 16.00%  -20.00%  N/A  N/A  N/A  0.00%  Third  107.5%  At least 24.00%  Fourth  110.0%  At least 32.00%  -50.00%  N/A  N/A  N/A  0.00%  Fifth 112.5% At least 40.00%  Sixth (Final) 115.00% At least 48.00%  Payment At Maturity  If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, yourpayment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)  If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and theFinal Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amountor (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent BufferAmount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called andthe Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment atmaturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose morethan 50% of your principal amount at maturity and could lose all of your  principal amount at maturity.  -50.01% N/A N/A N/A -50.01%  -60.00% N/A N/A N/A -60.00%  -80.00% N/A N/A N/A -80.00%  -100.00% N/A N/A N/A -100.00%  N/A - indicates that the notes would not be called on the applicable Review Dateand no payment would be made for that date  * Reflects a call premium of 8.00%. The call premium will be determined on thePricing Date and will not be less than 8.00% per annum, annualized.  ** The hypothetical returns on the notes shown above apply only if you hold thenotes for their entire term. These hypotheticals do not reflect fees or expenses thatwould be associated with any sale in the secondary market. If these fees andexpenses were included, the hypothetical returns would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  7yr Step-Up Autocallable Contingent Buffered Equity Note linked to SPX/RTY  Selected Risks  • Your investment in the notes may result in a loss of some or all of your principal.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior tomaturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Financial or JPMorgan Chase & Co.  • The benefit provided by the Contingent Buffer Amount may terminate on the Observation Date and, therefore, expose you to any depreciation of either of the Index.  • No interest payments, dividend payments or voting rights.  • The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  • You are exposed to the risk of decline in the level of each Index.  • The call value with respect to each Index for each Review Date is greater than its initial value and increases progressively over the term of the notes.  • The automatic call may force a potential early exit.  • If the notes are automatically called, the appreciation potential of the notes is limited to any call premium paid on the notes.  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • You are exposed to the risks associated with small capitalization companies.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from others’  estimates.  • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we refer  to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance  of notes, including acting as calculation agent and hedging our obligations under the notes,and making the assumptions used to determine the pricing of the notes and the estimatedvalue of the notes when the terms of the notes are set. It is possible that such hedging or  other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P.Morgan and its affiliates while the value of the notes decline.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable term sheet for additionalinformation.  Disclaimer  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these  materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC andJPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get thesedocuments without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealerparticipating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you sorequest by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) isnot intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of thematters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended toprovide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free writing Prospectus filed Pursuant to Rule 433; Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com